Exhibit 22.1

Subsidiary Issuers of Guaranteed Securities

Guaranteed Securities

The following securities (collectively referred to in this exhibit as the “Senior Notes”) issued by Laboratory Corporation of America Holdings (“LCAH”), a Delaware corporation and wholly-owned subsidiary of Labcorp Holdings Inc. (“LHI”), a Delaware corporation, were outstanding as of June 30, 2024.

Description of Senior Notes
2.30% Senior Notes due 2024 (issued under the Thirteenth Supplemental Indenture)
3.25% Senior Notes due 2024 (issued under the Eleventh Supplemental Indenture)
3.60% Senior Notes due 2025 (issued under the Ninth Supplemental Indenture)
1.55% Senior Notes due 2026 (issued under the Fifteenth Supplemental Indenture)
3.60% Senior Notes due 2027 (issued under the Twelfth Supplemental Indenture)
2.95% Senior Notes due 2029 (issued under the Fourteenth Supplemental Indenture)
2.70% Senior Notes due 2031 (issued under the Sixteenth Supplemental Indenture)
4.70% Senior Notes due 2045 (issued under the Tenth Supplemental Indenture)

Obligors

As of June 30, 2024, the obligors under the Senior Notes consisted of LHI, as guarantor, and LCAH, as issuer.